EXHIBIT 5.1

[DURHAM, EVANS, JONES & PINEGAR, P.C.  LETTERHEAD]

                                                  (801) 538-2424


                              June 11, 1997



Securities and Exchange Commission,
Division of Corporate Finance
450 Fifth Street, N.W., Judicial Plaza
Washington, D.C.  20549

Re: Biomune Systems, Inc. Form S-8 Registration Statement Relating to 1,272,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel for Biomune Systems, Inc., a Nevada corporation (the "Company"), in connection with its proposed registration of a total of 1,000,000 post-split shares of Common Stock, $0.0001 par value per share. In that connection, it is our opinion that the securities being registered will, upon receipt by the Company of consideration for the securities and the issuance of the securities, be legally issued, fully-paid and non-assessable.

     We consent to the inclusion of our opinion as an Exhibit to the Registration Statement of Biomune Systems, Inc. on Form S-8 under the Securities Act of 1933, as amended. We express no opinion on the law of any jurisdiction other than the Nevada Private Corporations Act, as amended, and the Securities Act of 1933, as amended.

                              Cordially,

                              /s/ Durham, Evans, Jones & Pinegar

                              DURHAM, EVANS, JONES & PINEGAR, P.C.